QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on January 17, 2014.

Registration No. 333-192346

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Umpqua Holdings Corporation
(Exact Name of Registrant as Specified in its Charter)

Oregon (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	93-1261319 (I.R.S. Employer Identification Number)

One SW Columbia, Suite 1200
Portland, Oregon 97258
(503) 727-4100
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Raymond P. Davis
President and Chief Executive Officer
Umpqua Holdings Corporation
One SW Columbia, Suite 1200
Portland, Oregon 97258
(503) 727-4100
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:
Edward D. Herlihy, Esq. Matthew M. Guest, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	J. Gregory Seibly President and Chief Executive Officer Sterling Financial Corporation 111 North Wall Street Spokane, Washington 99201 (509) 358-8097	William L. Taylor Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        Umpqua Holdings Corporation is filing this Amendment No. 3 (this "Amendment") to the Registration Statement on Form S-4 (Registration No. 333-192346) (the "Registration Statement") as an exhibit-only filing to re-file Exhibit 8.2 previously filed with the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and Exhibit 8.2. The joint proxy statement/prospectus contained in the Registration Statement is unchanged and has been omitted.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Under the OBCA, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation may be indemnified by the corporation against liability incurred by such person in connection with the proceeding if (1) the person's conduct was in good faith and in a manner he or she reasonably believed was in the corporation's best interest or at least not opposed to its best interests and (2) if the proceeding was a criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not permitted if the person was adjudged liable to the corporation in a proceeding by or in the right of the corporation, or if the person was adjudged liable on the basis that he or she improperly received a personal benefit. Unless the articles of incorporation of the corporation provide otherwise, such indemnification is mandatory if the person is wholly successful on the merits or otherwise, or if ordered by a court of competent jurisdiction.

        Umpqua's restated articles of incorporation grant an indemnification right to any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, (including all appeals) (other than an action by or in the right of the company discussed below) by reason of or arising from the fact that the person is or was a director or officer of Umpqua or one of its subsidiaries, or is or was serving at the request of Umpqua as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable expenses (including attorney's fees), judgments, fines, penalties, excise taxes assessed with respect to any employee benefit plan and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with such action, suit or proceeding if the person acted in good faith, did not engage in intentional misconduct, and, with respect to any criminal action or proceeding, did not know the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or, with respect to any criminal action or proceeding, that the person knew that the conduct was unlawful.

        Umpqua's restated articles of incorporation also grant an indemnification right to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit (including all appeals) by or in the right of the company to procure a judgment in its favor by reason of or arising from the fact that the person is or was a director or officer of Umpqua or one of its subsidiaries, or is or was serving at the request of Umpqua as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable expenses (including attorneys' fees) actually incurred by the person to be indemnified in connection with the defense or settlement of such action or suit if the person acted in good faith, provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for deliberate misconduct in the performance of that person's duty to the company, for any transaction in which the person received an improper personal benefit, for any breach of the duty of loyalty to the company, or for any distribution to shareholders which is unlawful under the OBCA, or successor statute, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        To the extent a director or officer (or an employee if the board of directors votes to extend an indemnification right to such person) is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. The company may advance expenses prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such expenses if it shall ultimately be determined that the person is not entitled to be indemnified by the company and a written affirmation of the person's good faith belief that he or she has met the applicable standard of conduct. The undertaking must be a general personal obligation of the party receiving the advances but need not be secured and may be accepted without reference to financial ability to make repayment.

        The OBCA also provides that a corporation's articles of incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for (1) any breach of the directors' duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) any unlawful distribution, or (4) any transaction from which the director derived an improper personal benefit. Umpqua's articles of incorporation provide that, to the fullest extent permissible by law, no director shall be personally liable to Umpqua or its shareholders for monetary damages.

        Umpqua also maintains directors' and officers' liability insurance under which its directors and officers are insured against claims for errors, neglect, breach of duty and other matters.

        The foregoing is only a general summary of certain aspects of Oregon law and Umpqua's articles of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those Sections of the OBCA referenced above and the articles of incorporation and bylaws of Umpqua.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of September 11, 2013, by and between Sterling Financial Corporation and Umpqua Holdings Corporation (attached as Annex A to the joint proxy statement/prospectus contained in this Registration Statement)
3.1	Restated Articles of Incorporation of Umpqua Holdings Corporation (incorporated by reference to Exhibit 3.1 to Umpqua Holding Corporation's Quarterly Report on Form 10-Q filed on May 7, 2010)
3.2	Form of Proposed Amendment to Restated Articles of Incorporation of Umpqua Holdings Corporation (attached as Annex F to the joint proxy statement/prospectus contained in this Registration Statement)
3.3	Bylaws, as amended, of Umpqua Holdings Corporation*
4.1	Specimen Common Stock Certificate of Umpqua Holdings Corporation (incorporated by reference to Exhibit 4 to the Registration Statement on Form S-8 (No. 333-77259) filed on April 28, 1999)
5.1	Opinion of Steven L. Philpott regarding the validity of the securities to be issued*
8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters*
8.2	Opinion of Davis Polk & Wardwell LLP regarding certain tax matters

Exhibit No.	Description
10.1	Investor Letter Agreement, dated September 11, 2013, between Umpqua Holdings Corporation, Sterling Financial Corporation, Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. (attached as Annex B to the joint proxy statement/prospectus contained in this Registration Statement)
10.2
Investor Letter Agreement, dated September 11, 2013, between Umpqua Holdings Corporation, Sterling Financial Corporation, Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P. and Thomas H. Lee Parallel (DT) Fund VI, L.P. (attached as Annex C to the joint proxy statement/prospectus contained in this Registration Statement)
10.3	Employment Agreement, dated September 11, 2013, by and between Umpqua Holdings Corporation and J. Gregory Seibly*
23.1	Consent of Steven L. Philpott (included in Exhibit 5.1)
23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1)
23.3	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.2)
23.4	Consent of Moss Adams LLP*
23.5	Consent of KPMG LLP*
23.6	Consent of Deloitte & Touche LLP*
23.7	Consent of BDO USA, LLP*
24.1	Power of Attorney*
99.1	Consent of J.P. Morgan Securities LLC*
99.2	Consent of Sandler O'Neill + Partners, L.P. (included in Annex D to the joint proxy statement/prospectus contained in this Registration Statement)
99.7	Form of proxy of Sterling Financial Corporation*
99.8	Form of proxy of Umpqua Holdings Corporation*

*
Previously filed

Item 22.    Undertakings.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6)   That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

          (9)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on January 17, 2014.

UMPQUA HOLDINGS CORPORATION
By:	/s/ RAYMOND P. DAVIS
	Name:	Raymond P. Davis
	Title:	President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 17, 2014.

Signature	Title

/s/ RAYMOND P. DAVIS Raymond P. Davis	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ RONALD L. FARNSWORTH Ronald L. Farnsworth	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
* Neal T. McLaughlin	Executive Vice President and Treasurer (Principal Accounting Officer)
* Peggy Yvonne Fowler	Chairman of the Board of Directors
* Bryan L. Timm	Vice Chairman of the Board of Directors
* Stephen M. Gambee	Director
* James S. Greene	Director

Signature		Title

* Luis F. Machuca		Director
* Laureen E. Seeger		Director
* Dudley R. Slater		Director
* Susan F. Stevens		Director
* Hilliard C. Terry III		Director
Frank R. J. Whittaker		Director
*By:	/s/ RAYMOND P. DAVIS Raymond P. Davis Attorney-in-Fact January 17, 2014

 EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of September 11, 2013, by and between Sterling Financial Corporation and Umpqua Holdings Corporation (attached as Annex A to the joint proxy statement/prospectus contained in this Registration Statement)
3.1	Restated Articles of Incorporation of Umpqua Holdings Corporation (incorporated by reference to Exhibit 3.1 to Umpqua Holding Corporation's Quarterly Report on Form 10-Q filed on May 7, 2010)
3.2	Form of Proposed Amendment to Restated Articles of Incorporation of Umpqua Holdings Corporation (attached as Annex F to the joint proxy statement/prospectus contained in this Registration Statement)
3.3	Bylaws, as amended, of Umpqua Holdings Corporation*
4.1	Specimen Common Stock Certificate of Umpqua Holdings Corporation (incorporated by reference to Exhibit 4 to the Registration Statement on Form S-8 (No. 333-77259) filed on April 28, 1999)
5.1	Opinion of Steven L. Philpott regarding the validity of the securities to be issued*
8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters*
8.2	Opinion of Davis Polk & Wardwell LLP regarding certain tax matters
10.1
Investor Letter Agreement, dated September 11, 2013, between Umpqua Holdings Corporation, Sterling Financial Corporation, Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. (attached as Annex B to the joint proxy statement/prospectus contained in this Registration Statement)
10.2
Investor Letter Agreement, dated September 11, 2013, between Umpqua Holdings Corporation, Sterling Financial Corporation, Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P. and Thomas H. Lee Parallel (DT) Fund VI, L.P. (attached as Annex C to the joint proxy statement/prospectus contained in this Registration Statement)
10.3	Employment Agreement, dated September 11, 2013, by and between Umpqua Holdings Corporation and J. Gregory Seibly*
23.1	Consent of Steven L. Philpott (included in Exhibit 5.1)
23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1)
23.3	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.2)
23.4	Consent of Moss Adams LLP*
23.5	Consent of KPMG LLP*
23.6	Consent of Deloitte & Touche LLP*
23.7	Consent of BDO USA, LLP*
24.1	Power of Attorney*
99.1	Consent of J.P. Morgan Securities LLC*
99.2	Consent of Sandler O'Neill + Partners, L.P. (included in Annex D to the joint proxy statement/prospectus contained in this Registration Statement)
99.7	Form of proxy of Sterling Financial Corporation*
99.8	Form of proxy of Umpqua Holdings Corporation*

*
Previously filed

QuickLinks

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers .
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings .
SIGNATURES
EXHIBIT INDEX